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                                 SCHEDULE 13D

CUSIP No. 743 39P 101                                        Page 13 of 20 Pages



                                                                 Exhibit 5
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                                 SCHEDULE 13D

CUSIP No. 743 39P 101                                        Page 14 of 20 Pages



                               ROBERT L. DANIELS
                              20 University Road
                              Cambridge, MA 02138

                           INDEMNIFICATION AGREEMENT

                                               December 8, 1997

Alan L. Stanzler
15 Beaver Pond Road
Lincoln, MA 01773

Dear Alan:

          This letter shall set forth my agreement to indemnify you in connection with your consent to be nominated by me for election to the board of directors of Project Software & Development, Inc. (the "Issuer"). I hereby agree to indemnify and hold you harmless from and against any losses, claims, damages, liabilities, judgments or expenses ("Losses") as and when incurred by you in the defense of any action, claim, proceeding or investigation, which arises out of, or relates to your agreement to be a nominee and the contemplated proxy contest seeking your election, other than any such Losses that have been finally adjudicated by a court of competent jurisdiction to have been the result of your willful misconduct or gross negligence.

          If any claims are asserted against you with respect to which indemnity may be sought from me pursuant to this Agreement, you shall, within a reasonable time after receipt of notice of such claim, notify me in writing at my address set forth above, with a simultaneous copy to my counsel, Stuart L. Shapiro, Shapiro Forman & Allen, LLP, 565 Fifth Avenue, New York, NY 10017, of the assertion of such claims. Upon receipt of such notice from you I shall assume the defense of such claim, including the employment of counsel selected by me. If you shall elect, you shall have the right to employ separate counsel with respect to any such claim and participate in the defense thereof and the fees and expenses of such separate counsel shall be paid for by me. No settlement of any such claim shall be entered into without your consent.


                                               /s/ Robert L. Daniels
                                               --------------------------
                                               Robert L. Daniels
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                                 SCHEDULE 13D

CUSIP No. 743 39P 101                                        Page 15 of 20 Pages








                                        December 8, 1997


Alan L. Stanzler
15 Beaver Pond Road
Lincoln, MA 01773

Dear Alan:

     This letter shall set forth my agreement with respect to your expenses in connection with your consent to be nominated by me for election to the board of directors for Project Software & Development, Inc. (the "Issuer"). I hereby agree to reimburse you promptly for any and all of your expenses incurred as a result of your consent and the contemplated proxy contest, including travel and transportation, secretarial and stenographical expenses, lodging, phone, fax and delivery services.

     I hereby transmit to you a check for $5,000 to be applied to these expenses with the understanding that you will provide me with an accounting monthly and reimburse me for any remaining sums not utilized.


                                        Sincerely yours,

                                        /s/ Robert L. Daniels
                                        Robert L. Daniels
                                        20 University Road
                                        Cambridge, MA 02138